News Release

P.O. Box 110 ▪ Route 5 ▪ South Deerfield ▪ MA ▪ 01373-0110
FOR IMMEDIATE RELEASE
Contact:      Bruce H. Besanko
(413) 665-8306
THE YANKEE CANDLE COMPANY, INC. REPORTS
RESULTS FOR ITS FISCAL 2005 THIRD QUARTER ENDED
OCTOBER 1, 2005
Third Quarter Revenue Up 7%, EPS up 6% to $0.35
South Deerfield, MA — October 26, 2005 — The Yankee Candle Company, Inc. (“Yankee” or the “Company”) (NYSE:YCC), the leading designer, manufacturer, wholesaler and retailer of premium scented candles, today announced financial results for the third quarter ended October 1, 2005. Total sales for the third quarter were $136.5 million, a 7% increase over the year ago quarter. Total company comparable sales for the third quarter increased 1%. For the first nine months of 2005, total sales were $364.3 million, a 9% increase over the first nine months of 2004. Total company comparable sales for the first nine months of 2005 increased 1%.
Earnings per common share on a diluted basis increased 6% to $0.35 from $0.33 for the prior year quarter.
“In this challenging environment, we grew total revenues, segment profit, and earnings per share versus the prior year period, although not at the rate we had anticipated,” said Craig Rydin, Chairman and Chief Executive Officer. “We experienced less than anticipated revenue growth in the Wholesale segment and a heavier than anticipated promotional environment in both the Retail and Wholesale segments. With respect to Wholesale, the core gift channel account base was the primary driver of revenue softness, while the national accounts in the aggregate performed largely as anticipated. In addition, consumer confidence continues to impact not only our business but the consumer and the economy at large.”
Revenue Highlights:
•	Wholesale sales were $78.6 million, a 7% increase over the year ago quarter; and Wholesale comparable sales increased 1%. For the first nine months of 2005, Wholesale sales were

$204.7 million, a 10% increase over the first nine months of 2004; and Wholesale comparable sales increased 2% for the first nine months of 2005.
•	Retail sales were $57.9 million, a 6% increase over the fiscal 2004 third quarter. Comparable sales in the 325 retail stores that have been open more than one year and mail-order hub decreased 1% and retail comparable store sales (excluding mail-order hub) decreased 4% in the quarter. The Company opened 14 new retail stores during the third quarter; and ended the quarter with 372 stores in 42 states. For the first nine months of 2005, Retail sales were $159.6 million, a 7% increase over the first nine months of 2004. Comparable sales in the 325 stores that have been open more than one year and mail-order hub decreased 2% for the first nine months of 2005. Retail comparable store sales (excluding mail-order hub) decreased 3% for the first nine months of 2005.
Income Statement Highlights:
•	Gross profit increased 4% to $76.1 million for the third quarter ended October 1, 2005 compared to $73.0 million for the third quarter ended October 2, 2004; and increased 7% to $202.8 million for the thirty-nine weeks ended October 1, 2005 compared to $189.2 million for the thirty-nine weeks ended October 2, 2004. As a percentage of sales, gross profit decreased to 55.8% for the third quarter ended October 1, 2005 compared to 57.1% for the third quarter ended October 2, 2004; and decreased to 55.7% for the thirty-nine weeks ended October 1, 2005 compared to 56.4% for the thirty-nine weeks ended October 2, 2004.

•	Selling, general & administrative (“SG&A”) expenses increased 8% to $49.5 million for the third quarter ended October 1, 2005 compared to $45.7 million for the third quarter ended October 2, 2004; and increased 10% to $141.3 million for the thirty-nine weeks ended October 1, 2005 compared to $128.8 million for the thirty-nine weeks ended October 2, 2004. As a percentage of sales, SG&A increased to 36.2% for the third quarter ended October 1, 2005 compared to 35.7% for the third quarter ended October 2, 2004; and increased to 38.8% for the thirty-nine weeks ended October 1, 2005 compared to 38.4% for the thirty-nine weeks ended October 2, 2004.

•	Operating profit for the fiscal 2005 third quarter decreased 2% to $26.7 million, from $27.3 million for the prior year quarter. Pre-tax income for the fiscal 2005 third quarter decreased

3% to $25.2 million from $26.1 million for the prior year quarter. Net income decreased 3% to $15.4 million, or $0.35 per common share on a diluted basis, from $15.8 million, or $0.33 per common share on a diluted basis for the prior year quarter.

•	Operating profit for the first nine months of 2005 increased 2% to $61.5 million, from $60.3 million operating profit for the prior year period. Net income for the nine months ended October 1, 2005, was $34.7 million, or $0.76 per common share on a diluted basis, compared to $34.7 million, or $0.70 per common share on a diluted basis for the first nine months of 2004.
Balance Sheet Highlights:
•	Accounts receivable at October 1, 2005 were $56.0 million, an increase of 13% over the prior year level of $49.4 million. Approximately 94% of our wholesale trade receivables were due within 60 days of the end of the fiscal 2005 third quarter compared to approximately 93% at the end of the fiscal 2004 third quarter.

•	Inventory at October 1, 2005 was $69.0 million, an increase of 6% over the prior year level of $64.9 million and $3.0 million below the guidance provided in July. Existing store inventory was well managed, decreasing 20% versus the third quarter of fiscal 2004.

•	The Company continues to return capital back to its shareholders through its share repurchase program. In the third quarter, the Company repurchased and retired 673,798 shares of its Common Stock at a total cost of approximately $20.0 million. In the first nine months it repurchased and retired 3,932,384 shares of its Common Stock at a total cost of $120.0 million. Approximately $130.0 million remains available for future purchases pursuant to its stock repurchase program announced on July 27, 2005.

•	At October 1, 2005, cash and cash equivalents were $9.8 million compared to $10.8 million at October 2, 2004. Total debt was $200.0 million compared to $146.4 million at October 2, 2004 and stockholders’ equity was $93.9 million at October 1, 2005 compared to $143.9 million at October 2, 2004, the change in debt and equity was primarily the result of share repurchase activity.

Fourth Quarter Strategic Initiatives
Mr. Rydin continued, “We believe that the continued weakness in consumer confidence, driven largely by energy costs and related inflation, is impacting the overall retail landscape and will continue to do so over at least the short term. We will continue to evaluate the impact of this changing environment on our business outlook. As we approach our peak selling season, we are taking a number of actions to help mitigate the current economic challenges we and the rest of the industry face.”
•	The Company announced plans today to close approximately 10 to 20 underperforming stores. The Company expects to have a majority of these stores closed by the end of the fourth quarter ended December 31, 2005. It expects to incur costs related to the store closings of between $4.0 and $8.0 million, most of which will likely occur during the fourth quarter ended December 31, 2005. Of the total, approximately 50% is anticipated to be non-cash charges in the form of fixed asset write-offs, with the balance coming from estimated lease terminations, severance and other related closing costs. In conjunction with the store closings, the Company also announced other planned general and administrative expense initiatives. The Company expects to reduce its administrative workforce, excluding supply chain, as a result of attrition, limited downsizing and other actions. These efforts are designed to allow the Company to upgrade its organization and other initiatives to drive profitable sales growth.

•	The Company announced plans to increase retail and wholesale prices on selected candle products. This action will take effect in the fiscal fourth quarter and is in response to recent increases in commodity prices, primarily wax costs, and energy-related costs. Additionally, due to the effects of the recent hurricanes along the Gulf Coast, the Company has been notified of wax allocations from one of its primary suppliers. The Company is actively addressing the impact of allocation issues through effective inventory, vendor, and production management activities. While the Company is not currently anticipating any significant impact on its product assortment or ability to fulfill customer orders as a result of this issue, and believes that it has appropriate measures in place to mitigate such impacts, the current lack of visibility regarding future wax supply is cause for caution in terms of the Company’s fourth quarter outlook.

•	The Company noted it will begin controlled testing of increased investments in marketing that it believes could offer opportunities for profitable revenue growth, including increased levels of direct marketing to drive store traffic and expanded consumer marketing to support the brand.

•	Finally, the Board of Directors has endorsed the Company’s updated strategic growth plan. The Company intends to focus its efforts on its core candle category. The Company intends to outline its updated growth strategy during its upcoming conference call.
Mr. Rydin commented, “The Yankee Candle brand remains the clear brand of choice in the premium scented candle category. We remain confident that the strength of our brand and the differentiation of our business model will enable our business to continue to profitably grow during these more challenging times, and I am confident our new strategy together with these actions will create long-term value for our shareholders.”
Forecast Highlights:
The Company also updated its sales and EPS guidance for 2005, excluding any impact of additional share repurchases and excluding the impact of any store closures.
•	For the full year the Company expects approximately 7%-8% total sales growth, including 6%-8% in the fourth quarter. For the full year the Company expects 5%-8% growth in diluted earnings per share, or $1.77 - $1.81, including 4%-7% in the fourth quarter, or $1.04 - $1.07. The diluted earnings per share guidance incorporates the net benefit (higher interest expense on revolver borrowings and fewer shares outstanding) of share repurchase activity in the first nine months of fiscal 2005.
Mr. Rydin concluded, “Due to the current macro-economic environment, we believe it is prudent to be more cautious about consumer spending and are therefore anticipating that sales may remain softer in the short run. Given the uncertainty, we feel we have put together a forecast we are confident we can achieve.”
Earnings Conference Call:

The Company will host a conference call to be broadcast via the Internet at 11:00 a.m. (EST) this morning to more fully discuss fiscal 2005 third quarter results. This call is being webcast by CCBN and can be accessed at The Yankee Candle Company’s web site at www.yankeecandle.com. Click on the “About Us” link, and then select the “Investor Information” link. Enter your registration information, 10 minutes prior to the start of the conference.
The Yankee Candle Company, Inc. is the leading designer, manufacturer, wholesaler and retailer of premium scented candles in the giftware industry. Yankee has a 35 year history of offering distinctive products and marketing them as affordable luxuries and consumable gifts. The Company sells its products through a North American wholesale customer network of approximately 16,284 store locations, a growing base of Company owned and operated retail stores (372 located in 42 states as of October 1, 2005), direct mail catalogs, its Internet website (www.yankeecandle.com), international distributors and to a European wholesale customer network of approximately 2,110 store locations (through its distribution center located in Bristol, England).
This press release contains certain information constituting “forward-looking statements” for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Forward-looking statements include but are not limited to the statements contained herein with respect to management’s current estimates of the Company’s financial and operating results for Fiscal 2005, and the fourth quarter thereof, the growth initiatives and specific actions discussed above and their impact on the Company’s future operating results, and any other statements concerning the Company’s or management’s plans, objectives, goals, strategies, expectations, estimates, beliefs or projections, or any other statements concerning future performance or events. Actual results could differ materially from those indicated by these forward-looking statements as a result of various risks and uncertainties, including but not limited to the following: the current economic conditions in the United States as a whole and the continuing weakness in the retail environment; the risk that we will be unable to maintain our historical growth rate; the effects of competition from others in the highly competitive giftware industry; our ability to anticipate and react to industry trends and changes in consumer demand; our dependence upon our senior executive officers; the risk of loss of our manufacturing and distribution facilities; the impact on our stock price of seasonal, quarterly and other fluctuations in our business; the risk of any disruption in wax supplies; and other factors described or contained in the Company’s most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K on file with the Securities and Exchange Commission. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. While we may elect to update certain forward-looking statements at some point in the future, we specifically disclaim any obligation to do so even if experience or future events may cause the views contained in any forward-looking statements to change.

The Yankee Candle Company, Inc. and Subsidiaries
Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Thirteen Weeks			Thirteen Weeks			Thirty Nine Weeks			Thirty Nine Weeks
	Ended			Ended			Weeks Ended			Weeks Ended
	October 1, 2005			October 2, 2004			October 1, 2005			October 2, 2004
Sales:
Retail	$57,878	42.40%		$54,597	42.68%		$159,586	43.81%		$148,615	44.32%
Wholesale	78,622	57.60%		73,316	57.32%		204,717	56.19%		186,725	55.68%

Total sales	136,500	100.00%		127,913	100.00%		364,303	100.00%		335,340	100.00%

Cost of sales	60,368	44.23%		54,906	42.92%		161,485	44.33%		146,172	43.59%

Gross profit	76,132	55.77%		73,007	57.08%		202,818	55.67%		189,168	56.41%

Selling expenses:
Retail	30,268	52.30%	(A)	27,459	50.29%	(A)	86,499	54.20%	(A)	78,506	52.83%	(A)
Wholesale	4,499	5.72%	(B)	4,355	5.94%	(B)	12,883	6.29%	(B)	10,922	5.85%	(B)

Total selling expenses	34,767	25.47%		31,814	24.87%		99,382	27.28%		89,428	26.67%

General & administrative expenses	14,689	10.76%		13,862	10.84%		41,964	11.52%		39,414	11.75%

Income from operations	26,676	19.54%		27,331	21.37%		61,472	16.87%		60,326	17.99%
Interest (income)	(5)	0.00%		0	0.00%		(17)	0.00%		(7)	0.00%
Interest expense	2,347	1.72%		1,093	0.85%		4,809	1.32%		3,062	0.91%
Other (income) expense	(897)	-0.66%		118	0.09%		(200)	-0.05%		(109)	-0.03%

Income before provision for income taxes	25,231	18.48%		26,120	20.42%		56,880	15.61%		57,380	17.11%
Provision for income taxes	9,840	7.21%		10,317	8.07%		22,183	6.09%		22,665	6.76%

Net income	$15,391	11.28%		$15,803	12.35%		$34,697	9.52%		$34,715	10.35%

Basic earnings per share	$0.35			$0.33			$0.77			$0.71

Diluted earnings per share	$0.35			$0.33			$0.76			$0.70

Weighted average basic shares outstanding	43,787			47,959			45,237			49,179
Weighted average diluted shares outstanding	44,223			48,316			45,709			49,560

(A)	Retail selling expenses as a percentage of retail sales.

(B)	Wholesale selling expenses as a percentage of wholesale sales.

The Yankee Candle Company, Inc. And Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)

	October 1, 2005	January 1, 2005
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$9,748	$36,424
Accounts receivable, net	56,056	28,231
Inventory	69,012	46,901
Prepaid expenses and other current assets	10,554	8,112
Deferred tax assets	3,611	3,876

Total Current Assets	148,981	123,544
Property, Plant And Equipment, net	131,331	126,365
Marketable Securities	2,049	1,499
Deferred Financing Costs	627	451
Deferred Tax Assets	77,957	84,697
Other Assets	9,509	9,803

Total Assets	$370,454	$346,359

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$29,539	$20,246
Accrued payroll	12,174	14,492
Accrued income taxes	3,281	26,264
Other accrued liabilities	16,568	18,435

Total Current Liabilities	61,562	79,437
Deferred Compensation Obligation	2,187	1,659
Long-Term Debt	200,000	75,000
Deferred Rent	12,792	10,600
Stockholders’ Equity	93,913	179,663

Total Liabilities And Stockholders’ Equity	$370,454	$346,359

The Yankee Candle Company, Inc.
October 26, 2005 Earnings Release
Supplemental Data

	Quarter	Year to Date	Total
Retail Stores	14	30	372
Wholesale Customer Locations — North America	139	684	16,284
Wholesale Customer Locations — Europe	(119)	(90)	2,110
Square Footage — Gross	25,600	46,979	700,776
Square Footage — Selling	20,576	37,380	555,754
Retail Comp Store Count	325	N/A	325
Retail Comp Store Sales Change %, excl. S.Deerfield	-3%	-3%
Retail Comp Store & Hub Sales Change %	-1%	-2%
Retail Comp Store Sales Change %	-4%	-3%
Wholesale Comp Sales Change %	1%	2%
Total Company Comp Sales Change %	1%	1%
Sales per Square Foot (1)	N/A	$570
Store Count	N/A	330
Average store square footage, gross (2)	N/A	1,660
Average store square footage, selling (2)	N/A	1,281

Gross Profit *
Retail $	$39,313	$104,946
Retail %	67.9%	65.8%
Wholesale $	$36,819	$97,872
Wholesale %	46.8%	47.8%

Segment Profit *
Retail $	$9,045	$18,447
Retail %	15.6%	11.6%
Wholesale $	$32,320	$84,988
Wholesale %	41.1%	41.5%

Depreciation & Amortization *	$6,260	$18,355
Inventory per Store	$39,000	N/A
Inventory Turns	3.8	4.3 (3)
Capital Expenditures *	$12,313	$22,344
Shares Outstanding	N/A	43,551

*	Dollars in thousands

(1)	Trailing 12 months, stores open for full 12 months, excluding S. Deerfield Flagship Store.

(2)	Excludes S. Deerfield Flagship Store. Includes two Old Farmer’s Almanac test stores.

(3)	Rolling four quarters.